Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

DURECT CORPORATION

The undersigned, James E. Brown, hereby certifies that:

1. He is the President and Chief Executive Officer of Durect Corporation, a Delaware corporation (the “Corporation”).

2. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 6, 1998 under the name “Durect Therapeutics Corporation.”

3. The first paragraph of Article IV, Paragraph (A) of the Corporation’s Amendment to its Amended and Restated Certificate of Incorporation, is amended and restated in its entirety to read as follows:

“(A) The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is Three Hundred and Sixty Million (360,000,000) shares, each with a par value of $0.0001 per share. Three Hundred and Fifty Million (350,000,000) shares shall be Common Stock and Ten Million (10,000,000) shares shall be Preferred Stock.”

4. This Certificate of Amendment to the Corporation’s Amended and Restated Certificate of Incorporation has been duly adopted by this Corporation’s board of directors and stockholders in accordance with the provisions of the Corporation’s Amended and Restated Certificate of Incorporation and with Section 242 of the General Corporation Law of the State of Delaware.

5. All other provisions of the Corporation’s Amended and Restated Certificate of Incorporation shall remain in full force and effect.

6. This Certificate of Amendment to the Corporation’s Amended and Restated Certificate of Incorporation herein certified shall become effective immediately upon filing with the Office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Corporation’s Amended and Restated Certificate of Incorporation at Cupertino, California on September 25, 2024.

/S/ JAMES E. BROWN

James E. Brown

President and Chief Executive Officer